Exhibit 10.2

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Fifth Amendment”) is made as of June 01, 2016, by and between ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company (“Landlord”), and FATE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 3, 2009, as amended by that certain First Amendment to Lease Agreement dated as of October 1, 2011, as amended by that certain Second Amendment to Lease Agreement dated as of September 30, 2013, as amended by that certain Third Amendment to Lease Agreement dated as of September 2, 2014, and as further amended by that certain Fourth Amendment to Lease dated as of March 2, 2015 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 23, 684 rentable square feet (“Existing Premises”) on the first and second floors of that certain building located at 3535 General Atomics Court, San Diego, California. The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding that portion of the Building containing approximately 24, 240 rentable square feet, as shown on Exhibit A attached to this Fifth Amendment (the “Second Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Second Expansion Premises. In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises.

2.

Delivery. Landlord shall use reasonable efforts to deliver the Second Expansion Premises to Tenant on or before the Target Second Expansion Premises Commencement Date (which date shall be subject to Force Majeure delays and Tenant Delays) with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Second Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Second Expansion Premises shall not be void or voidable. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached to this Fifth Amendment as Exhibit C (“Second Expansion Premises Work Letter”).

The “Second Expansion Premises Commencement Date” shall be the earlier to occur of: (i) the date that Landlord delivers the Second Expansion Premises to Tenant, or (ii) the date that Landlord could have delivered to Second Expansion Premises to Tenant but for Tenant Delays; provided, however, that in no event shall the Second Expansion Premises Commencement Date occur prior to February 1, 2017. The “Target Second Expansion Premises Commencement Date” shall be February 1, 2017. Upon request of Landlord, Tenant shall (absent manifest error) execute and deliver a written acknowledgment of the Second Expansion Premises Commencement Date and the expiration date in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as set forth in the Second Expansion Premises Work Letter: (i) Tenant shall accept the Second Expansion Premises in their condition as of the Second Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Fifth Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

3.

Premises; Rentable Area of Premises and Building. As of Second Expansion Premises Commencement Date, the defined terms “Premises,” “Rentable Area of Premises” and “Rentable Area of Building” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Building, containing approximately 47,924 rentable square feet, consisting of (i) approximately 18,813 rentable square feet located on the western half of the second floor of the Building (“Second Floor Premises”), (ii) approximately 4,871 rentable square feet located on the first floor of the Building (“Expansion Premises”), and (iii) approximately 24,240 rentable square feet located on the second floor of the Building ( “Second Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 47,924 sq. ft.”

“Rentable Area of Building: 75,221 sq. ft.”

As of the date Second Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Second Expansion Premises as shown on Exhibit A attached to this Fifth Amendment.

4.	Rentable Area of Project. As of Second Expansion Premises Commencement Date, the defined term “Project” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Rentable Area of Project: 220,987 sq. ft.”

As of the Second Expansion Premises Commencement Date, Exhibit B to the Lease shall be deleted in its entirety and shall be replaced by Exhibit B attached to this Fifth Amendment.

5.	Base Rent.

a. Existing Premises. Tenant shall continue paying Base Rent with respect to the Existing Premises pursuant to the terms of the Lease through September 30, 2017. Commencing on October 1, 2017, through December 31, 2017, Tenant shall continue to pay Base Rent at the same rate payable per rentable square foot of the Existing Premises payable by Tenant for the month of September 2017. Commencing on January 1, 2018, and on each January 1st thereafter during the Base Term (each, an “Adjustment Date”), Base Rent payable with respect to the Existing Premises shall be increased by multiplying the Base Rent payable with respect to the Existing Premises immediately before such Adjustment Date by 3% (the “Rent Adjustment Percentage”) and adding the resulting amount to the Base Rent payable with respect to the Existing Premises immediately before such Adjustment Date. Base Rent with respect to the Existing Premises, as so adjusted, shall thereafter be due as provided herein.

b. Second Expansion Premises. Commencing on the Second Expansion Premises Commencement Date, Tenant shall pay Base Rent with respect to the Second Expansion Premises in the amount of $3.85 per rentable square foot of the Second Expansion Premises per month. On each Adjustment Date, Base Rent payable with respect to the Second Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Second Expansion Premises immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable with respect to the Second Expansion Premises immediately before such Adjustment Date. Base Rent with respect to the Second Expansion Premises, as so adjusted, shall thereafter be due as provided herein.

Notwithstanding anything to the contrary contained herein, so long as no Default has occurred and is continuing under the Lease, Tenant shall not be required to pay Base Rent with respect to the Second Expansion Premises for the period commencing on the Second Expansion Premises Commencement Date through the expiration of the 12th month following the Second Expansion Premises Commencement Date (the “Abatement Period”). Tenant shall commence paying full Base Rent with respect to the Second Expansion Premises, as adjusted pursuant to this

Section 4(b), on the first day of the 13th month after the Second Expansion Premises Commencement Date. Notwithstanding anything to the contrary contained herein, Tenant shall continue to pay Operating Expenses, Utilities and janitorial expenses for the Premises (the Existing Premises and the Second Expansion Premises) during the Abatement Period. For the avoidance of doubt, during the Abatement Period, Tenant shall be required to pay administration rent each month equal to the amount of the administration rent that Tenant would have been required to pay pursuant to Section 5 of the original Lease in the absence of there being an Abatement Period with respect to Second Expansion Premises.

6.

Tenant’s Share; Building’s Share. As of the Second Expansion Premises Commencement Date, the defined terms “Building’s Share of Project,” “Tenant’s Share of Operating Expenses for the Building” and “Tenant’s Share of Operating Expenses for the Project” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Building’s Share of Project: 34.04%

“Tenant’s Share of Operating Expenses for the Building: 63.71%”

“Tenant’s Share of Operating Expenses for the Project: 21.69%”

For the avoidance of doubt, Tenant acknowledges and agrees that the Operating Expenses payable under the Lease include Tenant’s Share of costs and expenses incurred in connection with the Common Area amenities at the Project including, without limitation, any subsidies which Landlord may provide in connection with such Common Area amenities.

Except for the Amenities Fee (as such term is defined in Section 8(b) below), Landlord’s costs relating to The Alexandria and/or the Amenities (as such terms are defined in Section 8(a) below) shall be excluded from Operating Expenses. Notwithstanding the foregoing, Tenant shall be obligated to pay for all services and items payable by Tenant in connection with its use of The Alexandria or the Amenities including, without limitation, services and items payable by Tenant pursuant to Section 8 below, any use agreements relating to Tenant’s use of The Alexandria and/or the Amenities and any other agreements executed by Tenant in connection with the use of The Alexandria and/or the Amenities.

7.	Base Term. As of the date Second Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Base Term: Commencing (i) with respect to the Second Floor Premises on June 10, 2010, (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and ending with respect to the entire Premises on June 30, 2023.”

8.	The Alexandria Amenities.

a. Generally. ARE-SD Region No. 17, LLC, a Delaware limited liability company (“The Alexandria Landlord”) has constructed certain amenities at the property owned by The Alexandria Landlord located at 10996 Torreyana Road, San Diego, California (“The Alexandria”), which include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center (“Fitness Center”) and restaurant (collectively, the “Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of The Alexandria Landlord, (e) The Alexandria Landlord, (e) other affiliates of Landlord, The Alexandria Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (f) the tenants of such other affiliates of Landlord, The Alexandria Landlord and ARE, and (g) any other parties permitted by The Alexandria Landlord (collectively, “Users”). Landlord, The Alexandria Landlord, ARE, and all affiliates of Landlord, Torreyana and ARE may be referred to collectively herein as the “ARE Parties.” Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that The Alexandria Landlord shall have the right, at the sole discretion of The Alexandria Landlord, to not make the Amenities available for use by some or all currently contemplated Users (including Tenant). The Alexandria Landlord shall have the sole right to determine all matters related to the Amenities including, without limitation, relating to the reconfiguration, relocation, modification or removal of any of the Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the availability of any of the Amenities and that Tenant is not entering into this Fifth Amendment relying on the continued availability of the Amenities to Tenant.

b. License. Commencing on the Second Expansion Premises Commencement Date, and so long as The Alexandria and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use of the available Amenities in common with other Users pursuant to the terms of this Section 8. Fitness center passes shall be issued to Tenant for all full time employees of Tenant employed at the Premises. Commencing on the Second Expansion Premises Commencement Date, Tenant shall commence paying Landlord a fixed fee during the Base Term equal to $0.10 per rentable square foot of the Premises (the Existing Premises and the Second Expansion Premises) per month (“Amenities Fee”), which Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Amenities. The Amenities Fee shall be increased annually on the Adjustment Date by 3% including, if applicable, during each Extension Term. If both the Shared Conference Facilities and the Fitness Center become materially unavailable for use by Tenant (for any reason other than a Default by Tenant under this Lease or the default by Tenant of any agreement(s) relating to the use of the Amenities by Tenant) for a period in excess of 30 consecutive days, then, commencing on the date that both the Shared Conference Facilities and the Fitness Center in their entirety become materially unavailable for use by Tenant and continuing for the period that both the Shared Conference Facilities and the Fitness Center in their entirety remain materially unavailable for use by Tenant, the Amenities Fee then-currently payable by Tenant shall be abated.

c. Shared Conference Facilities. Use by Tenant of the Shared Conference Facilities and restaurant at The Alexandria shall be in common with other Users with scheduling procedures reasonably determined by The Alexandria Landlord. The Alexandria Landlord reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users. Tenant hereby acknowledges that (i) Biocom/San Diego, a California non-profit corporation (“Biocom”) has the right to reserve the Shared Conference Facilities and any reservable dining area(s) included within the Amenities for up to 50% of the time that such Shared Conference Facilities and reservable dining area(s) are available for use by Users each calendar month, and (ii) lllumina, Inc., a Delaware corporation, has the exclusive use of the main conference room within the Shared Conference Facilities for up to 4 days per calendar month.

Any vendors engaged by Tenant in connection with Tenant’s use of the Shared Conference Facilities shall be professional licensed vendors. The Alexandria Landlord shall have the right to approve any vendors utilized by Tenant in connection with Tenant’s use of the Shared Conference Facilities. Prior to any entry by any such vendor onto The Alexandria, Tenant shall deliver to Landlord a copy of the contract between Tenant and such vendor and certificates of insurance from such vendor evidencing industry standard commercial general liability, automotive liability, and workers’ compensation insurance. Tenant shall cause all such vendors utilized by Tenant to provide a certificate of insurance naming Landlord, ARE, and The Alexandria Landlord as additional insureds under the vendor’s liability policies. Notwithstanding the foregoing, Tenant shall be required to use the food service operator used by The Alexandria Landlord at The Alexandria for any food service or catered events held by Tenant in the Shared Conference Facilities.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, and free of any debris and trash. If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.’’ Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a penalty within 5 days after notice from Landlord of such Shared Facilities Default. The penalty payable by Tenant in connection with the first Shared Facilities Default shall be $200. The penalty payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.). In addition to the foregoing, Tenant shall be responsible for reimbursing The Alexandria Landlord or Landlord, as applicable, for all costs expended by The Alexandria Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Amenities, or The Alexandria caused by Tenant or any Tenant Related Party. The provisions of this Section 7(c) shall survive the expiration or earlier termination of the Lease.

d. Rules and Regulations. Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators and any other third party vendors providing services to Tenant at The Alexandria. Tenant shall use the Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any reasonable rules and regulations imposed by The Alexandria Landlord or Landlord from time to time and in a manner that will not interfere with the rights of other Users. The use of Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement in each case as reasonably required by The Alexandria Landlord or the operator of the Amenities to be executed by all persons wishing to use such Amenities. Neither The Alexandria Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Amenities. Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Amenities or The Alexandria.

Tenant acknowledges and agrees that The Alexandria Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.

e. Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on The Alexandria. Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria, except to the extent caused by the willful misconduct or negligence of any ARE Party. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto The Alexandria, except to the extent caused by the willful misconduct or negligence of any ARE Party. The provisions of this Section 7 shall survive the expiration or earlier termination of the Lease.

f. Insurance. As of the Amenities Commencement Date, Tenant shall cause The Alexandria Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of the original Lease.

9.	Right to Expand.

a. Right of First Refusal. So long as Tenant is then leasing and occupying no less than 100% of the Premises, each time during the Base Term that Landlord intends to accept a written proposal or deliver a proposal or counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease all or a portion of the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal and the material terms of such Pending Deal (which material terms shall include the proposed rental rate for the ROFR Space). For purposes of this Section 9(a), “ROFR Space’’ shall mean that certain approximately 24,925 rentable square feet space on the first floor of the Building described on Exhibit D attached hereto, which is not occupied by a tenant or which is occupied by a then existing tenant that does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Tenant shall be entitled to exercise its right under this Section 9(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (“Identified Space”). Within 10 days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 9(a) is hereinafter referred to as the “Right of First Refusal.” If Tenant elects to lease the Identified Space described in the Pending Deal Notice by delivering the Space Acceptance Notice within the required 10 day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as the Lease except that the terms of the Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space. Tenant acknowledges that the term of the Lease with respect to the Identified Space and the Term of the Lease with respect to the then-existing Premises may not be co-terminous. Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter or the Second Expansion Premises Work Letter apply to the Identified Space. If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 10 day period, Tenant shall be deemed to have waived its rights under this Section 9(a) to lease the Identified Space, and Landlord shall have the right to lease the Identified Space to any third party on any terms and conditions acceptable to Landlord. Notwithstanding the foregoing, Tenant’s Right of First Refusal shall be immediately restored, and Landlord shall deliver to Tenant an additional Pending Deal Notice in accordance with this Section 9(a), with respect to the Identified Space if (i) Landlord fails to enter into an agreement to lease the Identified Space to a third party within 6 months after Landlord’s delivery to Tenant of the Pending Deal Notice applicable to such Identified Space (“Free Period”), or (ii) if at any time within such Free Period, Landlord intends to lease the Identified Space to a third party at an effective base rental rate for the Identified Space which is less than 95% of the effective base rental rate provided for in the Pending Deal Notice applicable to such Identified Space. Tenant’s Right of First Refusal shall be ongoing during the Base Term; provided, however that Tenant shall have no right to exercise the Right of First Refusal and the provisions of this Section 9(a) shall no longer apply after the date that is 9 months prior to the expiration of the Base Term if Tenant has not exercised its first Extension Right pursuant to Section 10.

b. Amended Lease. If Tenant fails to timely deliver a Space Exercise Notice, then Tenant shall be deemed to have waived its right to Lease such Identified Space subject to the terms of Section 9(a). If Landlord tenders to Tenant an amendment to the Lease setting forth the terms for the rental of the Identified Space consistent with those set forth in the Pending Deal Notice and otherwise consistent with the terms of the Lease and Tenant fails to execute such Lease amendment within 15 business days following such tender, Tenant shall be deemed to have forever waived its right to lease such Identified Space.

c. Exceptions. Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; provided, however, that Landlord has provided written notice to Tenant of such Default in accordance with the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal; provided, however, that Landlord has provided written notice to Tenant of each such Default in accordance with the Lease.

d. Termination. The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal if, after such exercise, but prior to the commencement date of the lease of the Identified Space, (i) Tenant fails to timely cure any Default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such Defaults are cured; provided, however, that in each such case, Landlord has provided written notice to Tenant of each such Default in accordance with the Lease.

e. Rights Personal. The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

f. No Extensions. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.

10.	Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

a. Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of the Lease for 2 years each (each, an “Extension Term”) on the same terms and conditions as the Lease (other than with respect to Base Rent, the Work Letter and the Second Expansion Premises Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least 9 months prior to the expiration of the Base Term of the Lease or the expiration of the first Extension Term.

Base Rent shall be adjusted on the commencement date of such Extension Term and on each annual anniversary of the commencement of such Extension Term by multiplying the Base Rent payable immediately before such adjustment by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such adjustment.

b. Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

c. Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

d. No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

e. Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

11.	Events of Default.

a. Section 20(e) of the Lease is hereby deleted in its entirety and replaced with the following:

“(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within ten (10) days after Tenant receives notice that any such lien is filed against the Premises.”

b. Section 20(h) of the Lease is hereby deleted in its entirety and replaced with the following:

“(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20 and, except as otherwise expressly provided herein, such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than thirty (30) days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than ninety (90) days from the date of Landlord’s notice.”

12.	Parking. Section 10 of the Lease is hereby deleted in its entirety and replaced with the following:

“10. Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park in those areas designated for non-reserved parking at no additional cost to Tenant under this Lease during the Term, subject in each case to Landlord’s rules and regulations. Landlord shall specifically allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if

Landlord reasonably determines that such parking facilities are becoming crowded. Tenant’s pro rata share of parking spaces shall include, at no additional cost to Tenant, 21 covered parking spaces in the parking area located under the Building, which shall be marked by Landlord, at Landlord’s cost, as reserved for Tenant’s use. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project or enforcing any reservation of parking spaces.”

13.	HazMat Safety Building. As of the Second Expansion Premises Commencement Date, the second paragraph of Section 30(g) of the Lease is hereby deleted and replaced with the following:

“Tenant shall have the right to use each Tenant Safety Building Space through the expiration or earlier termination of this Lease. ”

14.

Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Fifth Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

15.

OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U. S. person is prohibited from conducting business under the OFAC Rules.

16.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fifth Amendment and that no Broker brought about this transaction, other than Hughes Marino and Cushman & Wakefield. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Hughes Marino and Cushman & Wakefield claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fifth Amendment.

17.	Miscellaneous.

a. This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fifth Amendment attached thereto.

d. Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

LANDLORD:	ARE-3535/3565 GENERAL ATOMICS COURT, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, INC.,
a Maryland corporation,
managing member

		By:	/s/ Gary Dean
		Its:	Gary Dean
Senior Vice President RE Legal Affairs

TENANT:	FATE THERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ Scott Wolchko
	Name:	Scott Wolchko
	Title:	CEO

EXHIBIT A

Second Expansion Premises

[Graphic]

EXHIBIT B

The Project

PARCELS 1 & 2 IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA AS SHOWN AT PAGE 16665 OF PARCEL MAPS FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, OCTOBER 24, 1991.

EXCEPTING ALL OIL, GAS AND OTHER HYDROCARBONS, NON - HYDROCARBON GASES OR GASEOUS * SUBSTANCES, GEOTHERMAL RESOURCES AS DEFINED IN SECTION 6903 OF THE CALIFORNIA PUBLIC RESOURCES CODE AND ALL OTHER MINERALS OF WHATSOEVER NATURE, WHETHER SIMILAR TO THOSE HEREIN SPECIFIED OR NOT, WITHIN OR THAT MAY BE PRODUCED PROM THE PROPERTY, PROVIDED, HOWEVER, THAT ALL RIGHTS AND INTEREST IN THE SURFACE OF THE PROPERTY ARE HEREBY CONVEYED TO GRANTEE, NO RIGHT OR INTEREST OF ANY KIND THEREIN, EXPRESS OR IMPLIED, BEING EXCEPTED OR RESERVED TO GRANTOR EXCEPT AS HEREINAFTER EXPRESSLY SET FORTH RESERVED IN DEED RECORDED JANUARY 25, 1991 AS FILE NO. 91 - 0035394.

FURTHER EXCEPTING THE SOLE AND EXCLUSIVE RIGHT FROM TIME TO TIME TO DRILL AND MAINTAIN WELLS OR OTHER WORKS INTO, ON OR THROUGH THE PROPERTY BELOW A DEPTH OF 500 EEST AND TO PRODUCE, INJECT, STORE AND REMOVE FROM OR THROUGH SUCK WELLS OR WORKS, OIL, GAS AND OTHER SUBSTANCES OF WHATEVER NATURE INCLUDING THE RIGHT TO PERFORM BELOW A DEPTH OF 500 FEET ALL OPERATIONS DEEMED BY GRANTOR NECESSARY OR CONVENIENT FOR THE EXERCISE OF SUCH RIGHTS, PROVIDED, HOWEVER, THAT THE EXERCISE OF SUCH RIGHTS BELOW A DEPTH OF 500 FEET CONFERS NO RIGHTS TO GRANTOR WITH RESPECT TO, AND SHALL TOT INTERFERE WITH GRANTEE' S USE AND ENJOYMENT OF THE SURFACE OF, THE PROPERTY RESERVED IN DEED RECORDED JANUARY 25, 1991 AS FILE NO. 91 - 0035394.

LOTS 6, 7 AND 8 OF TORREY PINES SCIENCE CENTER UNIT NO. 1, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 12419, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY JULY 12, 1989.

EXCEPTING THEREFROM ALL OIL, GAS AND OTHER HYDROCARBONS, NON-HYDROCARBON GASES OR GASEOUS SUBSTANCES, GEOTHERMAL RESOURCES AS DEFINED IN SECTION 6903 OF THE CALIFORNIA PUBLIC RESOURCES CODE AND ALL OTHER MINERA OF WHATSOEVER NATURE, WHETHER SIMILAR TO THOSE HEREIN SPECIFIED OR NOT, WITHIN OR THAT MAY BE PRODUCED FROM THE LAND, AS RESERVED BY CHEVRON LAND AND DEVELOPMENT COMPANY, A DELAWARE CORPORATION ("GRANTOR") IN THAT CERTAIN CORPORATION GRANT DEED TO NEXUS SCIENCE CENTER - TORREY PINES, A CALIFORNIA LIMITED PARTNERSHIP ("GRANTEE”), RECORDED MARCH 9, 1990, AS FILE NO. 90-127215, PROVIDED HOWEVER, THAT ALL RIGHTS AND INTEREST IN THE SURFACE OF THE LAND ARE HEREBY CONVEYED TO GRANTEE NO RIGHT OR INTEREST OF ANY KIND THEREIN, EXPRESS OR IMPLIED, BEING EXCEPTED OR RESERVED TO GRANTOR EXCEPT AS HEREIN EXPRESSLY SET FORTH.

FURTHER EXCEPTING AND RESERVING TO GRANTOR, ITS SUCCESSOR AND ASSIGNS, THE SOLE AND EXCLUSIVE RIGHT FROM TIME TO TIME TO DRILL AND MAINTAIN WELLS OR OTHER WORKS INTO, ON OR THROUGH THE LAND BELOW A DEPTH OF 500 FEET AND TO PRODUCE, INJECT, STORE AND REMOVE FROM OR THROUGH SUCH WELLS OR WORKS, OIL, GAS AND OTHER SUBSTANCES OF WHATEVER. MATURE INCLUDING THE RIGHT TO PERFORM BELOW A DEPTH OP 500 FEET ALL OPERATIONS DEEMED BY GRANTOR NECESSARY OR CONVENIENT FOR THE EXCERCISE OF SUCH RIGHTS, PROVIDED, HOWEVER, THAT THE EXERCISE OF SUCH RIGHTS BELOW A DEPTH OP 500 FEET CONFERS NO RIGHTS TO GRANTOR WITH RESPECT TO, AND SHALL NOT INTERFERE WITH GRANTEE' S USE AND ENJOYMENT OF THE SURFACE OF, THE LAND.

EXHIBIT C

Second Expansion Premises Work Letter

THIS SECOND EXPANSION PREMISES WORK LETTER dated June 01, 2016 (this “Second Expansion Premises Work Letter”) is made and entered into by and between ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company (“Landlord”), and FATE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of December 3, 2009, as amended by that certain First Amendment to Lease Agreement dated as of October 1, 2011, as amended by that certain Second Amendment to Lease Agreement dated as of September 30, 2013, as amended by that certain Third Amendment to Lease Agreement dated as of September 2, 2014, as further amended by that certain Fourth Amendment to Lease dated as of March 2, 2015, and as further amended by that certain Fifth Amendment to Lease Agreement dated of even date herewith (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Jessica Francis and Jim Serbia (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Second Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Second Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Eric Hedblad and Jenny Gardner (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Second Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Second Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor for the Tenant Improvements shall be BNBuilders, Inc., (ii) DGA shall be the architect (the “Tl Architect”) for the Tenant Improvements, and (iii) any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Second Expansion Premises of a fixed and permanent nature as shown on the Tl Construction Drawings, as defined in Section 2(c) below. Other than Landlord’s Work (as defined in Section 3(a) below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Second Expansion Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that that certain plan attached hereto as Schedule 1 (the “Space Plan”) has been approved by both Landlord and Tenant, subject to minor changes mutually agreed upon by Landlord and Tenant. Landlord and Tenant further acknowledge and agree that any changes to the Space Plan constitute a Change Request the cost of which changes shall be paid for out of the Tl Fund (as defined in Section 5(d) below).

(c) Working Drawings. Landlord shall cause the Tl Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“Tl Construction Drawings”), which Tl Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the Tl Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the Tl Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan without submitting a Change Request. Landlord and the Tl Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the Tl Construction Drawings is consistent with the Space Plan, Tenant shall approve the Tl Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the Tl Construction Drawings except as may be reasonably required in connection with the issuance of the Tl Permit (as defined in Section 3(b) below).

(d) Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the Tl Construction Drawings must be completed and approved no later than July 15, 2016, in order for the Landlord’s Work to be Substantially Complete by the Target Second Expansion Premises Commencement Date (as defined in the Lease). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all increases in costs and expenses resulting from any such decision by Tenant shall be payable out of the Tl Fund, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems. Any changes to the Tl Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of Landlord’s Work.

(a) Definition of Landlord’s Work. As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.

(b) Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “Tl Permit”) authorizing the construction of the Tenant Improvements consistent with the Tl Construction Drawings approved by Tenant. The cost of obtaining the Tl Permit shall be payable from the Tl Fund. Tenant shall assist Landlord in obtaining the Tl Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c) Completion of Landlord’s Work. Landlord shall (i) substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the Tl Permit and applicable Legal Requirements subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Second Expansion Premises (“Substantial Completion” or “Substantially Complete”) Upon Substantial Completion of Landlord’s Work, Landlord shall require the Tl Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Second Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the Tl Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d) Selection of Materials. Where more than one type of material or structure is indicated on the Tl Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute discretion. As to all building materials and equipment that Landlord is obligated to supply under this Second Expansion Premises Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute discretion.

(e) Delivery of the Second Expansion Premises. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Second Expansion Premises. Tenant’s taking possession and acceptance of the Second Expansion Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that

Landlord’s Work was not completed substantially in accordance with the Tl Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Second Expansion Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely by Tenant. Landlord shall promptly undertake all punch list items and shall use reasonable efforts to complete such punch list items within 30 days after the Substantial Completion of the Tenant Improvements.

(f) Second Expansion Premises Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Second Expansion Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i) Tenant’s Representative was not available within 2 business day to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii) Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii) Construction of any Change Requests;

(iv) Tenant’s request for materials, finishes or installations requiring unusually long lead times, provided that promptly after Landlord learns of such long lead times, Landlord informs Tenant that the requested items will required unusually long lead times;

(v) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi) Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii) Tenant’s delay in making payments to Landlord for Excess Tl Costs (as defined in Section 5(d) below); or

(viii) Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the Tl Architect to certify the date on which the Tenant Improvements would have been completed but for such Tenant Delay and such certified date shall be the date of Delivery. Landlord shall provide Tenant with written notice (which notice may be made via email) of any Tenant Delay promptly after the occurrence of the same.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plan shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the Tl Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid by Tenant to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b) Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension or reduction in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord 50% of the Excess Tl Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the Tl Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”). The Budget shall be based upon the Tl Construction Drawings approved by Tenant and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 2% of the Tl Allowance for monitoring and inspecting the construction of the Tenant Improvements and Changes, which sum shall be payable from the Tl Fund (as defined in Section 5(d). Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with monitoring the construction of the Tenant Improvements and Changes, and shall be payable out of the Tl Fund. If the Budget is greater than the Tl Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(d).

(b) Tl Allowance. Landlord shall provide to Tenant a tenant improvement allowance (the “Tl Allowance”) of $2,500,000 in the aggregate. The Tl Allowance shall be disbursed in accordance with this Work Letter.

(c) Costs Includable in Tl Fund. The Tl Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the Tl Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “Tl Costs”). Except as expressly set forth below, the Tl Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

Tenant has advised Landlord that Tenant has retained Serbia Consulting Group, Inc. (“Tenant’s Project Manager”) to provide consulting services to Tenant in connection with the Tenant Improvements. If, following the completion of the Tenant Improvements, there remains any unused Tl Allowance (“Unused Allowance”), then Tenant may use up to $250,000 of such Unused Allowance in the aggregate to reimburse fees paid by Tenant to Tenant’s Project Manager (not to exceed $50,000 in the aggregate) and for the cost of Tenant’s tele-data cabling for the Second Expansion Premises and any other items reasonably approved by Landlord. In no event may Tenant use more than a total of $250,000 of any Unused Allowance.

(d) Excess Tl Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the Tl Allowance. If at any time the remaining Tl Costs under the Budget exceed the remaining unexpended Tl Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 50% of the then current Tl Cost in excess of the remaining Tl Allowance ( “Excess Tl Costs”) and the remaining 50% of the Excess Tl Costs upon Substantial Completion of the Tenant Improvements. If Tenant fails to deposit any Excess Tl Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The Tl Allowance and Excess Tl Costs are herein referred to as the “Tl Fund.” Funds deposited by Tenant shall be the first disbursed to pay Tl Costs. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for Tl Costs and the cost of Minor Variations in excess of the Tl Allowance. If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the Tl Fund, Tenant shall be entitled to such undisbursed Tl Fund solely to the extent of any Excess Tl Costs deposit Tenant has actually made with Landlord.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Second Expansion Premises (i) 60 days prior to the Second Expansion Premises Commencement Date to perform any data cabling work and 30 days prior to the Second Expansion Premises Commencement Date to perform any other work (such data cabling and other work, “Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the Tl Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Second Expansion Premises until Substantial Completion of Landlord’s Work.

(c) No Acceptance of Second Expansion Premises. The fact that Tenant may, with Landlord’s consent, enter into the Second Expansion Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Second Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Second Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Second Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) No Default Funding. In no event shall Landlord have any obligation to fund any of the Tl Costs or perform any Landlord’s Work during any period that Tenant is in Default under the Lease.

Schedule 1

Space Plan

[Graphic]

EXHIBIT D

ROFR Space

[Graphic]